NEWCASTLE INVESTMENT CORP.

Contact:
Lilly H. Donohue
Director of Investor Relations

212-798-6118

Nadean Finke

Investor Relations

212-479-5295

Newcastle Announces Second Quarter 2007 Results

Second Quarter Highlights

-	Net book value per share increased to $18.59 per share from $18.39 per share at March 31, 2007
-	Declared 2Q07 dividend of $0.72 per share, up 4.3% from our 1Q07 dividend of $0.69 per share
-	Raised $125 million of equity capital through the issuance of 4.56 million common shares

Subsequent Events

-	Board of Directors approved a potential buy back of up to $100 million of common shares
-	Completed $2.5 billion of non-recourse term financings

New York, NY, August 2, 2007 – Newcastle Investment Corp. (NYSE: NCT) reported that for the quarter ended June 30, 2007, Funds from Operations (“FFO”) excluding the effect of a non-cash impairment charge was $38.5 million, or $0.73 per diluted share, compared to $0.66 per diluted share for the second quarter 2006. The Company generated an FFO return on average invested equity of 15.5% excluding the effect of the impairment charge.

For the three months ended June 30, 2007, income available for common stockholders excluding the effect of a non-cash impairment charge was $38.2 million, or $0.73 per share, compared to $0.65 per diluted share for the second quarter 2006.

For the quarter ended June 30, 2007, we declared a dividend of $0.72 per common share. This represents a 4.3% increase from the prior quarter’s dividend of $0.69 per common share.

Our GAAP common equity book value increased by $0.20 per share to $18.59 per share or a total of $981 million at June 30, 2007 from $18.39 per share or $886 million at March 31, 2007.

For a reconciliation and discussion of GAAP net income to FFO and GAAP book equity to invested common equity, please refer to the tables following the presentation of GAAP results.

For the second quarter, we recognized a non-cash charge of $6 million on five of our subprime securities with an aggregate $18 million face amount representing an other than temporary impairment under U.S. GAAP. This resulted in a reduction of FFO and net income of $0.09 per diluted share.

Selected Financial Data (Unaudited) ($ in millions, except per share data)

Operating Data:	Three Months Ended June 30, 2007		Three Months Ended June 30, 2006
	(Amount)	(per diluted share)	(Amount)	(per diluted share)
FFO (1)	$38.5	$0.73	—	—
FFO	$34.0	$0.64	$28.9	$0.66
Income available for common stockholders (1)	$38.2	$0.73	—	—
Income available for common stockholders	$33.7	$0.64	$28.7	$0.65

Balance Sheet Data:	As of June 30, 2007	As of March 31, 2007
Total assets	$10,024	$10,221
Total liabilities	8,890	9,182
Common stockholders’ equity	981	887
Preferred stock	152	152
Total equity	1,133	1,039

The following table summarizes our investment portfolio at June 30, 2007(2) and March 31, 2007 ($ in millions):

	As of June 30, 2007		As of March 31, 2007
Core	Face Amount	% Total	Face Amount	% Total
Real Estate Securities and Related Loans	$6,535	71.7%	$6,782	65.2%
Subprime Loans, Held for Sale	—	0.0%	1,049	10.1%
Residential Mortgage Loans	706	7.7%	759	7.3%
Subprime Loans Subject to Call Options	406	4.5%	299	2.8%
Investment in Real Estate Joint Venture	39	0.4%	38	0.4%
Subtotal	$7,686	84.3%	$8,927	85.8%

Non-Core
Agency RMBS	$1,317	14.4%	$1,349	13.0%
ICH Loans	118	1.3%	122	1.2%
Total Portfolio	$9,121	100.0%	$10,398	100.0%

The following tables compare certain supplemental data relating to our investment portfolio at June 30, 2007 versus March 31, 2007:

Supplemental Data:

	Total Portfolio		Core Portfolio
	June 30, 2007(2)	March 31, 2007	June 30, 2007(2)	March 31, 2007
Weighted average asset yield	7.46%	7.45%	7.85%	7.80%
Weighted average liability cost	5.96%	5.88%	6.13%	6.03%
Weighted average net spread	1.50%	1.57%	1.72%	1.77%
(1)	Excludes the effect of a non-cash impairment charge.
(2)	Investments portfolio proforma for the securitization of the subprime loans held for sale that closed on July 12, 2007.

Investment Portfolio

Newcastle’s $9.1 billion investment portfolio consists primarily of commercial, residential and corporate debt. The following describes our investment portfolio at June 30, 2007(1) ($ in millions):

	Face Amount	% of Total Portfolio	Number	Credit(2)		WA Life
Commercial
CMBS	$2,413	26.5%	288	BBB	-	5.4
Mezzanine Loans	1,124	12.3%	27	68%		2.4
B-Notes	403	4.4%	13	65%		2.2
Real Estate Loans	128	1.4%	5	75%		1.3
Other	157	1.7%	171	NR		3.7
Total Commercial	4,225	46.3%	504			4.1

Residential
Subprime Securities	644	7.0%	122	BBB	+	2.1
ABS Manufactured Housing & Franchise	128	1.4%	29	BBB	+	5.5
Subprime Residual / Retained Securities	159	1.7%	8	NR		3.1
Agency RMBS	1,317	14.4%	43	AAA		4.4
Manufactured Home Loans	589	6.5%	16,878	692		6.1
Residential Mortgage Loans	117	1.3%	375	716		2.8
Other	406	4.5%	2	NR		2.1
Total Residential	3,360	36.8%	17,457			3.9

Corporate
REIT Debt	938	10.3%	95	BBB	-	5.6
Corporate Bank Loans	598	6.6%	14	58%		3.3
Total Corporate	1,536	16.9%	109			4.7

TOTAL	$9,121	100%				4.1
(1)	Investment portfolio proforma for the securitization of the subprime loans held for sale that closed on July 12, 2007.
(2)	Credit represents weighted average rating for rated assets, LTV for non-rated commercial assets, FICO score for non-rated residential assets and implied AAA for Agency RMBS.

Commercial Debt

We owned $4.2 billion face amount of commercial assets (CMBS, Mezzanine Loans, B-Notes and Real Estate Loans). During the quarter, we purchased $261.3 million, sold $30.5 million and had pay downs of $554.9 million for a net decrease of $324.1 million. Our $2.4 billion CMBS portfolio continues to perform well as only 0.39% of the underlying loans are delinquent. We have no delinquencies in our Mezzanine Loans, B-Notes and Real Estate Loans. We had 17 or $105.5 million CMBS securities upgraded with 1 or $9.0 million downgraded. Credit spreads widened on average by 24 basis points on our CMBS portfolio and were unchanged on our Mezzanine Loans, B-Notes and Real Estate Loans portfolio.

Residential Debt

We owned $3.4 billion face amount of residential assets (Subprime Securities, ABS Manufactured Housing, Subprime Residual / Retained Securities, Agency RMBS, Manufactured Home Loans and Residential Mortgage Loans). During the quarter, we purchased $254.0 million, sold $32.5 million and had paydowns of $278.6 million for a net decrease of $57.1 million. 60+ delinquencies on our Manufactured Housing loan portfolio decreased to 0.7% from 1.0% in March. The current average rating of our $640 million Subprime Securities portfolio was unchanged at BBB+. Our Subprime Securities portfolio had 2 or $12.7 million of securities downgraded with 1 or $6.5 million of securities upgraded. The following table illustrates the exposure by vintage in our subprime securities portfolio as of June 30, 2007.

($ in thousands)
	Collateral Characteristics					Security Characteristics
Vintage	Deal Age	Collateral Factor	Delinq 90+/FC/REO	3 month CRR	Cum Loss to Date	Average Rating		Current Balance	%	Principal Subord
2003 Vintage	46	0.16	10.6%	22.1%	2.0%	A		$55,529	8.6%	25.2%
2004 Vintage	36	0.22	11.0%	30.9%	0.9%	A	-	218,889	34.0%	21.5%
2005 Vintage	23	0.49	11.4%	33.6%	0.6%	BBB	+	202,030	31.4%	12.4%
2006 Vintage	11	0.80	9.4%	20.3%	0.1%	BB	+	159,497	24.8%	3.7%
2007 Vintage	3	0.97	0.1%	14.4%	0.0%	BBB	+	7,750	1.2%	9.6%
Total	26	0.45	10.6%	28.1%	0.7%	BBB	+	$643,695	100.0%	14.4%

In addition to the principal credit support of 14.4%, the securities are further supported by approximately 200 basis points of excess spread. Our Subprime Securities portfolio had 2 or $12.7 million of securities downgraded with 1 or $6.5 million of securities upgraded.

Corporate Debt

We owned $1.5 billion face amount of corporate assets (Bank Loans and REIT Debt). During the quarter, we purchased $102.4 million, sold $32.5 million and had pay downs of $30.2 million for a net increase of

$39.7 million. Our Bank Loan portfolio had no rating changes and we had only 2 or $46.4 million downgrades in our REIT Debt portfolio. Credit spreads widened on average by 7 basis points on our REIT Debt portfolio and were unchanged on our Bank Loan portfolio.

Funded Investments in the Second Quarter ($ in millions):

Commercial	Face	Number	Credit	WA Credit Spread
CMBS	$62	8	BB +	212
Mezz Loans	99	3	55%	221
Whole Loan	25	1	68%	175
B-Notes	75	2	63%	293
Total Commercial	261	14		235

Residential
Subprime Securities	$8	3	BBB +	353
Agency RMBS	31	1	AAA	71
Subprime Loans, held for sale	215	988	652	NR
Total Residential	254	992		127

Corporate
REIT	$33	6	BBB +	65
Bank Loans	70	3	56%	202
Total Corporate	103	9		157

TOTAL	$618	1015		205

Capital Markets Activity

In April, we issued 4.56 million common shares, and raised net proceeds of approximately $125 million. The proceeds were used to pay down amounts drawn on our credit facility.

In April, we priced our tenth collateralized debt obligation (“CDO”). The proceeds from this issuance were used to term finance an $825 million portfolio of newly acquired mezzanine loans, bank loans, B-Notes, CMBS and other commercial real estate assets including whole loans. Net of this financing, we invested approximately $123 million of capital with a targeted return on equity of 16.5%.

Subsequent to quarter-end:

-

As of today, we have $200 million available on our credit facility, $35 million of cash and $154 million of restricted cash to invest in our CBOs. In addition, we have three committed warehouse facilities aggregating $1.2 billion of which $900 million is available.

-

In July, we closed a $1.09 billion securitization of the subprime mortgage loan portfolio which we acquired in March and April 2007. Newcastle, through the securitization trust, issued $1.02 billion face amount of investment grade notes of which $979 million were sold to third parties. Newcastle invested approximately $50 million of equity in the transaction. This comprises approximately $46 million invested in 100% of the low investment grade notes and equity and approximately $4 million, net of financing, invested in $39 million face amount of notes rated Baa1 through Baa3 by Moody’s Investors Service and A to BBB by Standard & Poor’s. In connection with the transaction, we recorded in the second quarter a loss of $5.8 million related to changes in rates on the loans held for sale offset by a $5.8 million gain upon termination of the swap which was hedging our interest rate exposure. No write down for credit was recorded on these loans.

-

In July, we closed a $1.4 billion collateralized debt obligation where the proceeds from the offering were used to redeem securities issued in three of our prior securitizations. The portfolio initially consisted of approximately 56% CMBS, 26% REIT debt and 18% real estate related ABS. We were able to reduce our financing cost by 39 basis points on $1,288 million of debt and extend the average expected maturity on our debt from 5.6 to 10.0 years. In connection with this transaction, we recorded one-time costs of $7.3 million in the second quarter.

Share Buy Back

Our board of directors has approved a potential repurchase of up to $100 million of shares of our common stock.

Conference Call

Newcastle’s management will conduct a live conference call today, August 2, 2007, at 1:00 P.M. eastern time to review the financial results for the quarter ended June 30, 2007. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (800) 289-0743 (from within the U.S.) or (913) 981-5546 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Newcastle Second Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newcastleinv.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. An online replay of the webcast will be available until September 30, 2007.

A telephonic replay of the conference call will also be available until 11:59 P.M. eastern time on Thursday, August 9, 2007 by dialing (888) 203-1112 (from within the U.S.) or (719) 457-0820 (from outside of the U.S.); please reference access code “8941573.”

About Newcastle

Newcastle Investment Corp. owns and manages a $9.1 billion highly diversified real estate debt portfolio with moderate credit risk that is primarily financed with match funded debt. Our business strategy is to “lock in” and optimize the difference between the yield on our assets and the cost of our liabilities. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. Newcastle is managed by an affiliate of Fortress Investment Group LLC, a global alternative asset management firm with approximately $36 billion in assets under management as of March 31, 2007. For more information regarding Newcastle Investment Corp. or to be added to our e-mail distribution list, please visit www.newcastleinv.com.

Safe Harbor

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the stability of our business model and achievement of certain goals. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle’s expectations include, but are not limited to, the risk that we can find additional suitably priced investments;

the risk that investments made or committed to be made cannot be financed on the basis and for the term at which we expect; the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested; the relative spreads between the yield on the assets we invest in and the cost of financing. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Newcastle Investment Corp.

Consolidated Statements of Income

(dollars in thousands, except share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
Revenues
Interest income	$191,869	$124,209	$354,090	$238,116
Rental and escalation income	1,322	774	2,575	2,782
Gain on sale of investments, net	6,977	5,493	9,189	7,421
Other income	5,753	(1,449)	6,496	4,256
	205,921	129,027	372,350	252,575
Expenses
Interest expense	133,917	87,909	250,674	164,874
Loss on extinguishment of debt	7,280	—	7,280	—
Property operating expense	1,044	949	2,080	1,767
Loan and security servicing expense	3,698	1,402	5,681	3,408
Provision for credit losses	3,089	1,179	5,125	3,186
Provision for losses, loans held for sale	5,754	—	5,754	4,127
General and administrative expense	1,478	1,161	2,815	2,791
Management fee to affiliate	4,545	3,474	8,451	6,945
Incentive compensation to affiliate	2,521	2,834	6,209	5,686
Depreciation and amortization	342	278	671	477
	163,668	99,186	294,740	193,261

Income before other gains (losses)	42,253	29,841	77,610	59,314

Other Gains (Losses)
Other than temporary impairment	(5,953)	—	(5,953)	—
Income before equity in earnings of unconsolidated subsidiaries	36,300	29,841	71,657	59,314
Equity in earnings of unconsolidated subsidiaries	819	1,215	1,666	2,410
Income from continuing operations	37,119	31,056	73,323	61,724
Income from discontinued operations	(6)	(26)	(19)	225
Net Income	37,113	31,030	73,304	61,949
Preferred dividends	(3,375)	(2,329)	(5,890)	(4,657)
Income Available For Common Stockholders	$33,738	$28,701	$67,414	$57,292
Net Income Per Share of Common Stock
Basic	$0.64	$0.65	$1.35	$1.30
Diluted	$0.64	$0.65	$1.34	$1.30
Income from continuing operations per share of common stock, after preferred dividends
Basic	$0.64	$0.65	$1.35	$1.29
Diluted	$0.64	$0.65	$1.34	$1.29
Income from discontinued operations per share of common stock
Basic	$—	$—	$—	$0.01
Diluted	$—	$—	$—	$0.01
Weighted Average Number of Shares of Common Stock Outstanding
Basic	52,273,988	43,990,635	49,936,428	43,967,854
Diluted	52,467,019	44,071,310	50,158,085	44,067,645

Dividends Declared per Share of Common Stock	$0.720	$0.650	$1.410	$1.275

Newcastle Investment Corp.

Consolidated Balance Sheets

(dollars in thousands, except share data)

	June 30, 2007 (unaudited)	December 31, 2006
Assets
Real estate securities, available for sale	$5,338,347	$5,581,228
Real estate related loans, net	2,060,789	1,568,916
Residential mortgage loans, net	698,453	809,097
Subprime mortgage loans, held for sale	1,095,821	—
Subprime mortgage loans subject to call option	289,742	288,202
Investments in unconsolidated subsidiaries	22,634	22,868
Operating real estate, net	31,553	29,626
Cash and cash equivalents	103,863	5,371
Restricted cash	241,248	184,169
Derivative assets	76,789	62,884
Receivables and other assets	64,329	52,031
	$10,023,568	$8,604,392
Liabilities and Stockholders’ Equity

Liabilities
CBO bonds payable	$3,924,672	$4,313,824
Other bonds payable	621,562	675,844
Notes payable	93,793	128,866
Repurchase agreements	2,450,517	760,346
Repurchase agreements subject to ABCP facility	1,281,156	1,143,749
Financing of subprime mortgage loans subject to call option	289,742	288,202
Credit facility	—	93,800
Junior subordinated notes payable (security for trust preferred)	100,100	100,100
Derivative liabilities	8,000	17,715
Dividends payable	40,786	33,095
Due to affiliates	7,741	13,465
Accrued expenses and other liabilities	72,113	33,406
	8,890,182	7,602,412
Stockholders’ Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 2,500,000 shares of 9.75% Series B Cumulative Redeemable Preferred Stock 1,600,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 2,000,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock liquidation preference $25.00 per share, issued and outstanding (Series D issued in 2007)	152,500	102,500
Common stock, $0.01 par value, 500,000,000 shares authorized, 52,779,179 and 45,713,817 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	528	457
Additional paid-in capital	1,033,316	833,887
Dividends in excess of earnings	(14,699)	(10,848)
Accumulated other comprehensive income (loss)	(38,259)	75,984
	1,133,386	1,001,980
	$10,023,568	$8,604,392

Newcastle Investment Corp.

Reconciliation of GAAP Net Income to FFO

(dollars in thousands)

(Unaudited)

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006
Net income available for common stockholders	$33,738	$28,701
Operating real estate depreciation	271	210
Funds from operations (“FFO”)	$34,009	$28,911

We believe FFO is one appropriate measure of the operating performance of real estate companies because it provides investors with information regarding our ability to service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. Furthermore, FFO is used to compute our incentive compensation to our manager. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with GAAP), excluding extraordinary items, plus real estate depreciation, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

Newcastle Investment Corp.

Reconciliation of GAAP Book Equity to Invested Common Equity

(dollars in thousands)

(Unaudited)

June 30, 2007
Book equity	$1,133,386
Preferred stock	(152,500)
Accumulated depreciation on operating real estate	5,100
Accumulated other comprehensive income	38,259
Invested common equity	$1,024,245